UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2007

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15169	74-2853258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Capital of Texas Highway, Suite 220, Bldg. 3 Austin, Texas 78746
(Address of principal executive offices including zip code)

(512) 531-6000
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Asset Purchase Agreement

On November 21, 2007, Perficient, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, ePairs Inc. (“ePairs”), a California corporation, Ganesan Swaminathan (Kumar Nathan) (the “Principal”) and Uma Swaminathan (together with Ganesan Swaminathan, the “Seller Shareholders”), pursuant to which the Company purchased substantially all of ePairs’ assets and properties used or held for use in connection with the Business (as such term is defined in the Purchase Agreement) and assumed certain liabilities of ePairs (the “Acquisition”). The Acquisition closed on November 21, 2007. The consideration paid by the Company to ePairs in the transaction is approximately $5.0 million, and includes $2.5 million in cash and 138,604 shares of the Company's common stock worth approximately $2.5 million (based on the average closing price of the Company's common stock on the Nasdaq Global Select Market for the thirty trading days immediately preceding the closing date of the Acquisition; GAAP accounting will require using the closing price of the Company's common stock at or near the closing date of the Acquisition in reporting the value of the stock consideration paid in the Acquisition).  The total consideration paid excludes transaction costs and is subject to certain post-closing adjustments.

The Purchase Agreement contains other customary terms and provisions. The assets acquired in the Acquisition include accounts receivable, personal property, the rights and benefits under certain contracts and intangible assets of ePairs. Prior to the Acquisition, the assets of ePairs were used to provide information technology consulting and staffing solutions to their customers. The Company intends to continue such uses for the assets acquired in the Acquisition.  Also as part of the assets acquired in the Acquisition, the Company acquired an 80% equity interest in ePairs India Private Limited, an India Private Limited company (“ePairs India”), which operates a technology consulting recruiting office in Chennai, India.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreement and the Acquisition is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

As described under Item 1.01 of this Current Report on Form 8-K, on November 21, 2007, the Company issued 138,604 shares of the Company's common stock (or approximately $2.5 million based on the average closing price of the Company's common stock on the Nasdaq Global Select Market for the thirty trading days immediately preceding the closing date of the Acquisition) to ePairs as part of the total consideration for the Acquisition. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act”), provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On November 23, 2007, the Company issued a press release announcing the Acquisition. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information in this Item 7.01 and the attached Exhibit 99.1 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

As described under Item 1.01 of this Current Report on Form 8-K, on November 21, 2007, the Company acquired an 80% equity interest in ePairs India as part of the assets acquired in the Acquisition.  In connection with the Purchase Agreement, effective as of November 21, 2007, the Company agreed to acquire the remaining 20% equity interest in ePairs India (the “Share Purchase”) pursuant to a Share Purchase Agreement among the Company and two individual shareholders.  The Share Purchase is expected to close within the next 90 days.  Upon the closing of the Share Purchase, ePairs India will be a wholly-owned subsidiary of the Company.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

No Financial Statements relating to the Acquisition are required pursuant to Rule 3-05 of Regulation S-X.

(b)	Pro forma financial information.

No pro forma financial information relating to the Acquisition is required pursuant to Article 11 of Regulation S-X.

(c)	Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement dated as of November 21, 2007, by and among Perficient, Inc., ePairs Inc., the Principal, and the Seller Shareholders
99.1	Press Release dated November 23, 2007

*All Exhibits and Schedules have been omitted from the filed copy of this agreement, and the registrant will furnish supplementally a copy of such Exhibits and Schedules to the Commission upon request.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2007	PERFICIENT, INC.

By:	/s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer

PERFICIENT, INC.

 EXHIBIT INDEX

Exhibit No.	Description
2.1*	Asset Purchase Agreement dated as of November 21, 2007, by and among Perficient, Inc., ePairs Inc., the Principal, and the Seller Shareholders
99.1	Press Release dated November 23, 2007

*All Exhibits and Schedules have been omitted from the filed copy of this agreement, and the registrant will furnish supplementally a copy of such Exhibits and Schedules to the Commission upon request.